Exhibit 3.1

Filed in the Office of	Business Number E30656912023-1
FVAguilar	Filing Number 20255289950
Secretary of State State Of Nevada	Filed On 11/4/2025 2:40:00 PM
	Number of Pages 41

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Dragonfly Energy Holdings Corp. Entity or Nevada Business Identification Number (NVID): NV20232731389
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 11/3/25

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

CERTIFICATE OF
DESIGNATION OF RIGHTS AND
PREFERENCES OF

SERIES B CONVERTIBLE PREFERRED STOCK
OF

DRAGONFLY ENERGY HOLDINGS CORP.

I, Denis Phares, hereby certify that I am the President and Chief Executive Officer of Dragonfly Energy Holdings Corp. (the “Company”), a corporation organized and existing under the Nevada Revised Statutes (“NRS”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Articles of Incorporation, as amended (the “Certificate of Incorporation”), the Board on November 4, 2025 adopted the following resolution determining it desirable and in the best interests of the Company and its stockholders for the Company to create a series of twenty-five thousand (25,000) shares of preferred stock designated as “Series B Convertible Preferred Stock”, none of which shares have been issued as of the date hereof, to be issued pursuant to the Exchange Agreement (as defined in below), in accordance with the terms of the Exchange Agreement.

RESOLVED, that pursuant to the authority vested in the Board, in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock, par value $0.0001 per share, of the Company be and hereby is created pursuant to this certificate of designation (this “Certificate of Designation”), and that the designation and number of shares established pursuant hereto and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

1.	Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”). The authorized number of shares of Series B Convertible Preferred Stock (the “Preferred Shares”) shall be twenty-five thousand (25,000) shares. Each Preferred Share shall have a par value of $0.0001 per share. Capitalized terms not defined herein shall have the meaning as set forth in Section 32 below.

2.	Ranking. Except to the extent that the Requisite Holders expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below) in accordance with Section 16, all shares of Capital Stock of the Company shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). For the avoidance of doubt, the Preferred Shares will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (A) junior to the Senior Preferred Stock, (B) on parity with the Parity Stock and (C) senior to the Junior Stock. The rights of all such shares of Capital Stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. Without limiting any other provision of this Certificate of Designation, without the prior express consent of the Requisite Holders, voting separately as a single class, the Company shall not hereafter authorize or issue any additional or other shares of Capital Stock that is (i) of senior rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date or any other date requiring redemption or repayment of such shares of Junior Stock that is prior to the ninety-first calendar day after the date no Preferred Shares remain outstanding. In the event of the merger or consolidation of the Company with or into another corporation, unless the Company redeems the outstanding Preferred Shares in full pursuant to Section 9(a), the Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

3.	Dividends.

a.	In addition to Section 7, Section 8 and/or Section 15 below, from and after the first date of issuance of any Preferred Shares (the “Initial Issuance Date”), and at all times subject to the restrictions set forth in NRS 78, including but not limited to NRS 78.288, Holder shall be entitled to receive dividends (“Dividends”) with respect to each Preferred Share. Dividends shall (i) accrue at the Dividend Rate on a daily basis on the sum of the Liquidation Preference, (ii) be computed on the basis of a 360-day year and the actual number of days elapsed in each month, and (iii) shall be payable in arrears (such amount, the “Quarterly Dividend Amount”) on the first Trading Day of each Fiscal Quarter (each, an “Dividend Date”) with the first Dividend Date being the first Trading Day of the initial Fiscal Quarter commencing after the Initial Issuance Date.

b.	Out of funds legally available for the payment of dividends or as otherwise legally permitted, at all times in accordance with restrictions set forth under Nevada law, including but not limited to NRS 78.288, dividends shall be payable on each Dividend Date, to each record holder of Preferred Shares on the applicable Dividend Date with respect to each Preferred Share. Each Quarterly Dividend Amount shall be payable 80% in cash (“Cash Dividend”), and the remaining 20% of each Quarterly Dividend Amount shall be payable “in kind” and added the Liquidation Preference of such Holder’s Preferred Share (“PIK Dividends”) on the applicable Dividend Date; provided, that in the event any accrued Cash Dividends remain unpaid after the second (2nd) Business Day following the applicable Dividend Date (a “Non-Payment Event”), all amounts so unpaid shall be added to the Liquidation Preference of such Holder’s Preferred Share (“Capitalized Cash Dividends”) immediately following the Non-Payment Event.

c.	All payments by the Company pursuant to this Certificate of Designation shall be made free and clear of any deduction, withholding, counterclaim or set-off, for taxes or otherwise, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Company) requires the deduction or withholding of any tax from any payment hereunder by the Company to a record holder, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law (collectively, the “Withheld Amounts”); provided that, prior to making any withholding or deduction of taxes from a payment to a record holder hereunder, the Company (i) shall use commercially reasonable efforts to provide to such record holder, at least ten (10) days’ prior to making such payment, a written statement setting forth in reasonable detail the basis for such required withholding or deduction and its calculation of the amount to be withheld or deducted and (ii) Company shall consider in good faith any additional documentation or other information that is timely provided by such record holder in writing (including any reasonable comments by such record holder with respect to the statement and calculation described in the preceding clause (i)) in determining the amount of such withholding or deduction required by applicable law.

d.	Promptly following a request by a record holder, the Company shall provide such information requested by such record holder and reasonably available to the Company as is necessary for such record holder (and/or any direct or indirect beneficial owner thereof) to comply with any requirements of law relating to taxes and information reporting applicable to it with respect to its ownership of the Preferred Shares.

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4.	Conversion. At any time after the Initial Issuance Date, each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (the “Conversion Shares”), on the terms and conditions set forth in this Section 4.

a.	Holder’s Conversion Right. Subject to the provisions of Section 4(d), at any time or times on or after the date that is six (6) months following the Initial Issuance Date, each Holder shall be entitled to convert all or a portion of the outstanding Preferred Shares held by such Holder into validly issued, fully paid and non-assessable Conversion Shares in accordance with Section 4(c) at the Conversion Rate (as defined below); provided, that the product of the total number of Preferred Shares elected to be converted by such Holder (or Holders) and the Liquidation Preference in any such conversion is at least $500,000; provided further, that, if, following such conversion, the Holder would no longer hold any Preferred Shares the requirement of the preceding clause shall not apply. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Preferred Shares.

b.	Conversion Rate.

i.	Except as otherwise provided herein, the number of Conversion Shares issuable upon conversion of any Preferred Share pursuant to this Section 4 shall be determined by dividing (x) the Liquidation Preference of such Preferred Share by (y) the Conversion Price (the “Conversion Rate”).

ii.	For purposes of this Certificate of Designation, the term “Liquidation Preference” means, with respect to each Preferred Share, as of the applicable date of determination, an amount equal to (1) one thousand dollars ($1,000) (the “Base Amount”), plus (2) the aggregate amount of all PIK Dividends paid since the Initial Issuance Date (the “PIK Dividend Amount”), plus (3) the aggregate amount of all Capitalized Cash Dividends that remain unpaid since the Initial Issuance Date (the “Capitalized Cash Dividend Amount”, and the aggregate amount of the Base Amount, the PIK Dividend Amount, and the Capitalized Cash Dividend Amount, the “Applicable Preference Amount”), plus (4) any accrued and unpaid interest on the Applicable Preference Amount.

iii.	For purposes of this Certificate of Designation, the term “Conversion Price” means $3.15, subject to adjustment as provided herein.

iv.	For purposes of this Certificate of Designation, the term “As-Converted Value” means, with respect to each Preferred Share, as of the applicable date of determination, an amount equal to the product of (A) the Conversion Rate with respect to the Liquidation Preference of such Preferred Share being redeemed as of the date of determination, multiplied by (B) the arithmetic average of the VWAPs of the Common Stock for each of the five (5) Trading Days immediately preceding such date of determination.

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c.	Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

i.	Optional Conversion. To convert one or more Preferred Shares into Conversion Shares on any date (a “Conversion Date”), a Holder shall deliver (whether via electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the Preferred Share(s) subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. If required by Section 4(c)(ii), within two (2) Trading Days following a conversion of any such Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates, if any, representing the Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Preferred Shares in the case of its loss, theft or destruction as contemplated by Section 18(b)). On the first (1st) Trading Day following receipt of a Conversion Notice, provided such Conversion Notice is received by 4:00 p.m. New York time on a Trading Day, otherwise on the second (2nd) Trading Day following receipt of such Conversion Notice, the Company shall transmit by electronic mail to such Holder and the Transfer Agent, (A) an acknowledgment of confirmation of receipt of such Conversion Notice, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms set forth herein, and (B) a representation as to whether such shares of Common Stock may then be resold pursuant to Rule 144 or Section 4(a)(1) of the 1933 Act or an effective and available registration statement, in the form attached hereto as Exhibit II. On or before the First (1st) Trading Day following each date on which the Company has received a Conversion Notice, provided such Conversion Notice is received by 4:00 p.m. New York time on a Trading Day, otherwise on the second (2nd) Trading Day following receipt of such Conversion Notice (the “Share Delivery Deadline”), the Company shall (I) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (“FAST”) and such shares of Common Stock (y) (1) may then be sold by the applicable Holder pursuant to an available and effective registration statement, and (2) such Holder provides such documentation or other information evidencing the sale of the shares of Common Stock as the Company, the Transfer Agent or legal counsel to the Company shall reasonably request (which, for the avoidance of doubt, shall not include the requirement of a medallion guarantee) or (z) may be sold by such Holder pursuant to Rule 144 of the 1933 Act, as applicable, including the requirements under Rule 144(i) or Section 4(a)(1) of the 1933 Act (the “Resale Eligibility Conditions”), credit such aggregate number of Conversion Shares to which such Holder shall be entitled pursuant to such conversion to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (II) if the Transfer Agent is not participating in FAST or the Resale Eligibility Conditions are not satisfied, upon the request of such Holder, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of Conversion Shares to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 4(c)(ii) is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than two (2) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and mail to such Holder (or its designee) by overnight courier service a new Preferred Share Certificate or a new Book-Entry (in either case, in accordance with Section 18(d)) representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the Conversion Shares issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such Conversion Shares on the Conversion Date; provided, that such Person shall be deemed to have waived any voting rights of any such Conversion Shares that may arise during the period commencing on such Conversion Date, through, and including, such applicable Share Delivery Deadline, as necessary, such that the aggregate voting rights of any Common Stock (including such Conversion Shares) beneficially owned by such Person and/or any of its Attribution Parties, collectively, on any such date of determination shall not exceed the Maximum Percentage (as defined below) as a result of any such conversion of such applicable Preferred Shares with respect thereto.

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ii.	Registration; Book-Entry. At the time of issuance of any Preferred Shares hereunder, the Preferred Shares shall be uncertificated and in Book-Entry form, but the applicable Holder may, by written request (including by electronic mail) to the Company, elect to receive such Preferred Shares in the form of one or more Preferred Share Certificates. The Company (or the Transfer Agent, as custodian for the Preferred Shares) shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each Preferred Share and the Liquidation Preference of the Preferred Shares and whether the Preferred Shares are held by such Holder in Preferred Share Certificates or in Book-Entry form (the “Registered Preferred Shares”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and each Holder of the Preferred Shares shall treat each Person whose name is recorded in the Register as the owner of a Preferred Share for all purposes (including, without limitation, the right to receive payments and Dividends hereunder) notwithstanding notice to the contrary. Provided that the Company receives appropriate documentation for an assignment, transfer or sale, a Registered Preferred Share may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Preferred Shares by such Holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Preferred Shares with the same aggregate Liquidation Preference as the Liquidation Preference of the surrendered Registered Preferred Shares to the designated assignee or transferee pursuant to Section 18, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of such Registered Preferred Shares within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 4, following conversion of any Preferred Shares in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Preferred Shares held in the form of a Preferred Share Certificate to the Company unless (A) the full or remaining number of Preferred Shares represented by the applicable Preferred Share Certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 4(c)(ii)) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of the applicable Preferred Share Certificate. In the event of any dispute or discrepancy, the records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each Preferred Share Certificate shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(ii) THEREOF. THE NUMBER OF SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(ii) OF THE CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

iii.	Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares submitted for conversion, the Company shall use commercially reasonable efforts to convert from each Holder electing to have Preferred Shares converted on such date a pro rata amount of such Holder’s Preferred Shares submitted for conversion on such date based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the aggregate number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of Conversion Shares issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of Conversion Shares not in dispute and resolve such dispute in accordance with Section 23. If a Conversion Notice delivered to the Company would result in a breach of Section 4(d) below, and the applicable Holder does not elect in writing to withdraw, in whole, such Conversion Notice, the Company shall hold such Conversion Notice in abeyance until such time as such Conversion Notice may be satisfied without violating Section 4(d) below (with such calculations thereunder made as of the date such Conversion Notice was initially delivered to the Company).

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d.	Limitation on Beneficial Ownership. The Company shall not effect the conversion of any of the Preferred Shares held by a Holder, and such Holder shall not have the right to convert any of the Preferred Shares held by such Holder pursuant to the terms and conditions of this Certificate of Designation and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Preferred Shares) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4(d). For purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For the avoidance of doubt, the calculation of the Maximum Percentage shall take into account the concurrent exercise and/or conversion, as applicable, of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and/or any other Attribution Party, as applicable. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 4(d), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Preferred Shares, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Preferred Shares results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 4.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designation in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Preferred Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be amended, modified or waived and shall apply to a successor holder of such Preferred Shares.

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5.	[Reserved.]

6.	Rights Upon Fundamental Transactions.

a.	Assumption. Unless the Company redeems the then outstanding Preferred Shares in full pursuant to Section 9, the Company shall not consummate a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 6(a) pursuant to written agreements in form and substance reasonably satisfactory to the Requisite Holders, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designation, including, without limitation, having a liquidation preference and dividend rate equal to the liquidation preference and dividend rate of the Preferred Shares held by the Holders and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Requisite Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion or redemption of the Preferred Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 7 and 15, which shall continue to be receivable thereafter)) issuable upon the conversion or redemption of the Preferred Shares prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the Preferred Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designation), as adjusted in accordance with the provisions of this Certificate of Designation. Notwithstanding the foregoing, such Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 6(a) to permit the Fundamental Transaction without the assumption of the Preferred Shares. The provisions of this Section 6 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Preferred Shares.

b.	Notice of a Change of Control; Change of Control Election Notice. Unless the Company redeems the then outstanding Preferred Shares in full pursuant to Section 9, no sooner than the earlier of (x) twenty (20) Trading Days prior to the consummation of a Change of Control or (y) the public announcement of the entry into an agreement with respect to a Change of Control (the time of such public announcement, the “Announcement Time”), nor later than ten (10) Trading Days prior to the consummation of a Change of Control (the “Change of Control Date”), the Company shall deliver written notice thereof via electronic mail and overnight courier to each Holder (a “Change of Control Notice”). At any time during the period beginning after a Holder’s receipt of a Change of Control Notice or such Holder becoming aware of a Change of Control if a Change of Control Notice is not delivered to such Holder in accordance with the immediately preceding sentence (as applicable) and ending on twenty (20) Trading Days after the later of (A) the date of consummation of such Change of Control or (B) the date of receipt of such Change of Control Notice or (C) the date of the announcement of such Change of Control, such Holder may require, by delivering written notice thereof (“Change of Control Election Notice”) to the Company (which Change of Control Election Notice shall indicate the number of Preferred Shares subject to such election), to have the Company exchange, at or immediately after (but not before) the closing of such Change of Control, such Holder’s Preferred Shares designated in such Change of Control Election Notice for consideration equal to the greater of (i) the Liquidation Preference of such Preferred Shares, plus any accrued but unpaid interest thereon (determined as of the date of the Change of Control Election Notice), and (ii) the As-Converted Value of such Preferred Shares (determined as of the date of the Change of Control Election Notice), plus, in each case, any other amounts thereon owed to such Holder, pursuant to this Certificate of Designation or any other Transaction Document that have not otherwise been paid or satisfied, in the case of any Preferred Shares funded following the Announcement Time but prior to the Change of Control Date. In the event of the Company’s repayment or exchange, as applicable, of any of the Preferred Shares under this Section 6(b), such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for a Holder. Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time a Holder is entitled to receive a cash payment that has not otherwise been paid or satisfied under any of the other Transaction Documents, at the option of such Holder delivered in writing to the Company, the applicable redemption price hereunder shall be increased by the amount of such cash payment owed to such Holder under such other Transaction Document and, upon payment in full or conversion in accordance herewith, shall satisfy the Company’s payment obligation under such other Transaction Document.

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7.	Rights Upon Issuance of Purchase Rights and Other Corporate Events.

a.	Purchase Rights. In addition to any adjustments pursuant to Section 8 and Section 15 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) held by such Holder immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of such Holder until such time or times, if ever, as its right thereto would not result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation.

b.	Other Corporate Events. Unless the Company redeems the then outstanding Preferred Shares in full pursuant to Section 9, in addition to and not in substitution for any other rights hereunder or under the NRS, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that each Holder will thereafter have the right, at such Holder’s option and in addition to any other rights a Holder may have under the NRS, to receive upon a conversion of all the Preferred Shares held by such Holder such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares set forth in this Certificate of Designation). Provision made pursuant the preceding sentence shall be in a form and substance reasonably satisfactory to the Requisite Holders, and in all respects subject to compliance with and subject to limitations set forth in the NRS. The provisions of this Section 7 shall apply similarly and equally to successive Corporate Events, in compliance at all times with the NRS, and shall be applied without regard to any limitations on the conversion or redemption of the Preferred Shares set forth in this Certificate of Designation.

8.	Certain Adjustments.

a.	Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 7 or Section 15, if the Company at any time on or after the Closing Date subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 7 or Section 15, if the Company at any time on or after the Closing Date combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8(a) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 8(a) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

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b.	Calculations. All calculations under this Section 8 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

c.	Voluntary Adjustment by Company. Subject to the rules and regulations of the Principal Market, the Company may at any time any Preferred Shares remain outstanding, with the prior written consent of the Requisite Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board.

d.	Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

9.	Redemption.

a.	Election by the Company. At any time, the Company shall have the right to redeem all or any part of the Preferred Shares then outstanding (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (as defined below) (a “Company Optional Redemption”). The Preferred Shares subject to redemption pursuant to this Section 9(a) shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to the greater of (a) the Liquidation Preference of the Preferred Shares being redeemed as of the Company Optional Redemption Date and (b) the As-Converted Value of the Preferred Shares being redeemed as of the Company Optional Redemption Notice Date. The Company may exercise its right to require redemption under this Section 9(a) by delivering a written notice thereof by electronic mail and overnight courier to all, but not less than all, of the Holders (the “Company Optional Redemption Notice” and the date all of the Holders received such notice is referred to as the “Company Optional Redemption Notice Date”). Such Company Optional Redemption Notice shall be irrevocable; provided, that the Company Optional Redemption Notice may be conditioned upon the consummation of a refinancing transaction, a Change of Control or a Going Private Transaction. The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than ten (10) Trading Days following the Company Optional Redemption Notice Date, and (y) state the aggregate Liquidation Preference (or, if applicable, the As-Converted Value) of the Preferred Shares which are being redeemed in such Company Optional Redemption from such Holder and all of the other Holders of the Preferred Shares pursuant to this Section 9(a) on the Company Optional Redemption Date. The Company shall deliver the applicable Company Optional Redemption Price to each Holder in cash on the applicable Company Optional Redemption Date. Notwithstanding anything herein to the contrary, at any time prior to the date the Company Optional Redemption Price is paid, in full, the Company Optional Redemption Amount may be converted, in whole or in part, by any Holder into shares of Common Stock pursuant to Section 4. All Liquidation Preferences converted by a Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of the Preferred Shares of such Holder required to be redeemed on the Company Optional Redemption Date.

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b.	Partial Redemption Upon Future Equity Issuances. If at any time the Company commences a process to, directly or indirectly, offer, issue, sell or grant, or enter into any agreement or contractual obligation (including in connection with any financing transaction) to offer, issue, sell or grant any Capital Stock or equity rights to any Person (any such transaction, an “Equity Issuance”), then (i) if such Equity Issuance occurs prior to the Termination Date (as defined in the Term Loan), fifty percent (50%) of all cash proceeds received by the Company (net of underwriting discounts, accounting, investment banking or broker fees and sales commissions and other reasonable and documented out-of-pocket costs and expenses of the Company associated therewith, in each case, paid to non-Affiliates) as a result of such Equity Issuance (the “Equity Issuance Proceeds”), or (ii) if such Equity Issuance occurs on or following the Termination Date (as defined in the Term Loan), seventy-five percent (75%) of the Equity Proceeds, in each case, shall be used by the Company to redeem (each redemption, an “Equity Issuance Redemption”), on the Equity Issuance Redemption Date (as defined below), a number of Preferred Shares, on a pro rata basis among all holders of Preferred Shares, equal to the Equity Issuance Proceeds divided by the Equity Issuance Redemption Price (as defined below). The Preferred Shares subject to redemption pursuant to this Section 9(b) shall be redeemed by the Company in cash at a price (the “Equity Issuance Redemption Price”) equal to the greater of (1) the Liquidation Preference of the Preferred Shares being redeemed as of the date that the Company consummates such Equity Issuance (each date, an “Equity Issuance Redemption Date”) and (2) the As-Converted Value of the Preferred Shares being redeemed as of the Equity Issuance Redemption Date (the “Equity Issuance Redemption Price”). The Company shall deliver the applicable Equity Issuance Redemption Price to each Holder in cash on the applicable Equity Issuance Redemption Date. Notwithstanding the forgoing, each Holder may elect to reject any Equity Issuance Redemption under this Section 9(b) at their sole discretion by written notice delivered to the Company no more than ten (10) Trading Days following the applicable Equity Issuance Redemption Date. Notwithstanding the forgoing, the Company shall not be required to effectuate an Equity Issuance Redemption or use any Equity Issuance Proceeds received in connection with any Equity Issuance of Excluded Securities that does not result in the Company receiving cash proceeds in excess of $250,000.

c.	Election by the Requisite Holders; Exit Rights.

i.	If (A) the Company has not redeemed all of the Preferred Shares at any time following October 7, 2027, or (B) there has occurred a Non-Payment Event, then the Requisite Holders shall have the right, exercisable by written notice to the Company (a “Redemption Demand”), to require the Company to commence and to engage in a process (the “Redemption Process”) in good faith to consummate a transaction (the form of which would be determined by the Board, as applicable, in good faith) in which the net proceeds resulting therefrom would be used to redeem (a “Requisite Holder Redemption”) the shares of Series B Convertible Preferred Stock then outstanding in cash at a price equal to the greater of (1) the Liquidation Preference of the Preferred Shares being redeemed as of the date the Company consummates such Requisite Holder Redemption (such date, the “Requisite Holder Redemption Date”) and (2) the As-Converted Value of the Preferred Shares being redeemed as of the Requisite Holder Redemption Date, in accordance with the terms hereof, which transaction may include:

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A.	an Equity Issuance or a debt issuance, in each case, to refinance the Series B Convertible Preferred Stock (a “Forced Refinancing”);

B.	a sale of the Company and/or its Subsidiaries, including a sale of all or substantially all of the assets, or a sale of certain assets, lines of business or divisions, in each case, of the Company and its Subsidiaries (a “Forced Sale”); or

C.	a transaction other than a Forced Sale or a combination of the transactions described in the forgoing clauses (A), (B) and (C) (together with a Forced Refinancing and a Forced Sale, each a “Forced Transaction”).

The Company shall, within 30 days of receipt of the Redemption Demand, use commercially reasonable efforts to commence a comprehensive Redemption Process in good faith and shall thereafter use its commercially reasonable efforts, subject to applicable law, to promptly consummate a Forced Transaction in accordance with this Section 9(c), including (I) engaging a nationally-recognized investment banking firm experienced in similar transactions in the industry in which the Company and its Subsidiaries are engaged to assist the Company with respect to a Forced Transaction (the “Investment Bank”), (II) cooperating with the Investment Bank and the Holders in the evaluation of such Forced Transactions, (III) facilitating a customary due diligence process in respect of any such Forced Transaction, including establishing, populating and maintaining an online “data room,” (IV) executing customary documents consistent with the consummation of any such Forced Transaction, (V) making required governmental filings and using commercially reasonable efforts to obtain required third party consents necessary to consummate any such Forced Transaction, and (VI) providing any financial or other information or audit reasonably required by the proposed acquirer’s equity investors or lender’s financing sources, and shall consult with the Requisite Holders with respect thereto and shall keep the Requisite Holders apprised, on a current basis, on all aspects thereof. The Company shall direct the Investment Bank to establish procedures reasonably acceptable to the Requisite Holders to effect an orderly Forced Transaction with the objective of achieving the highest practicable value for the Company within a reasonable period of time, but in all cases, within 120 days of the delivery of the Redemption Demand. The process undertaken in furtherance of such Redemption Demand shall be conducted under the direction of the Board or a committee of the Board.

Notwithstanding anything to the contrary set forth herein, (y) at any time prior to the consummation of a Forced Transaction, the Requisite Holders may withdraw such Redemption Demand, in their sole discretion, by providing written notice of such withdrawal to the Board (a “Withdrawal Event”), and (z) a Redemption Demand may not be exercised on more than one occasion in any six (6)-month period.

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ii.	Notwithstanding anything to the contrary in this Section 9(c), if (A) the Company has breached its obligations set forth in Section 9(c), and a Forced Transaction that results in the redemption of all of the shares of Series B Convertible Preferred Stock at the then applicable Liquidation Preference is not consummated within six (6) months of the receipt by the Company of any Redemption Demand, or less than all of the shares of Series B Convertible Preferred Stock have been redeemed at the applicable Liquidation Preference within six (6) months of the receipt by the Company of any Redemption Demand (a “Redemption Default”), and (B) a Withdrawal Event has not occurred, then, upon the consent or approval of the Requisite Holders, as evidenced by written notice to the Company, the Holders shall have the right, by written notice to the Company, to direct a process in good faith to consummate a Forced Refinancing and/or a Forced Sale; provided, that, in the case of a Forced Refinancing, such Forced Refinancing shall be on terms reasonably acceptable to the Company. Nothing contained herein shall be constructed to require any Forced Refinancing, Forced Sale, and/or Forced Transaction to the extent that such action would violate any applicable law, rule, or regulation, including, without limitation, any provision of the NRS. The Company and the Board shall (and shall request that the Company’s Affiliates) reasonably cooperate with the Requisite Holders and the Investment Bank in such process and, subject to requirements under applicable law, the Company shall use its commercially reasonable efforts to consummate a Forced Transaction as a result of such process.

iii.	Notwithstanding any of the foregoing, if the NRS or the Nasdaq Stock Market (“Nasdaq”) or other applicable stock exchange rules require the approval of the holders of the Common Stock or other holders of the Company’s Capital Stock in connection with a Forced Refinancing, Forced Sale, and/or Forced Transaction, such Forced Refinancing, Forced Sale, and/or Forced Transaction shall be subject to, and contingent upon, obtaining such approvals to the extent required therefor.

iv.	Upon the occurrence of a Redemption Default, the aggregate number of directors constituting the Board shall be increased by two (2) and, in addition to the rights of the Holder provided in this Certificate of Designation, such additional two (2) directors (the “Holder Directors”) shall be elected by the Requisite Holders, voting separately as a class to the exclusion of other classes of the Company’s Capital Stock (both immediately and at each subsequent annual or other meeting of the stockholders for the election of the Board). The Holder Director shall serve until the next annual meeting for the election of the Board of Directors, or until his or her successor shall be elected and shall qualify, or until his or her right to hold such offices terminates pursuant to the provisions of this Section 9.4(c)(iv). Until the Redemption Default is cured by the timely payment of the amounts due to the Holders pursuant to the Redemption Process, any Holder Director so elected may be removed at any time, without cause, only by the affirmative vote of the a majority of the Series B Convertible Preferred Stock entitled to vote thereon at a special meeting of such holders of Series B Convertible Preferred Stock called for that purpose, and any vacancy created thereby may be filled by the vote of such Holders. The Company shall (A) reimburse each Holder Director for all reasonable travel and other reasonable and documented out-of-pocket expenses related to such Person’s role or performance of duties contemplated by this Certificate of Designation on the same basis as such reimbursement is made to other members of the Board, (B) enter into an indemnification agreement with each Holder Director on terms no less favorable to such Holder Director than the indemnification agreements then in effect between the Company and any other non-employee member of the Board, and (C) upon election to the Board, cause each such Holder Director to be included in all directors and officers liability insurance policies and endorsements. If and when the Redemption Default ceases to exist, the Holders entitled to elect the Holder Directors hereunder shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent Redemption Default. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected as Holder Directors pursuant to said special voting rights shall forthwith terminate and such Holder Directors shall immediately resign as a member of the Board and if such Holder Directors shall not immediately resigned, the Board shall have the right to immediately remove such Holder Directors by a vote of the Board (without the vote of such Holder Directors or the Holders), and the number of directors constituting the Board shall be reduced by two (2). The voting rights granted by this Section 9(c)(iv) shall be in addition to any other voting grants granted to the holders of Series B Convertible Preferred Stock pursuant to this Certificate of Designation. Notwithstanding anything to the contrary in this Certificate of Designation, the rights of the Series B Convertible Preferred Stock under this Section 9(c)(iv) shall be limited as may be necessary to comply with applicable Nasdaq or other applicable stock exchange rules.

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10.	Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders hereunder. Without limiting the generality of the foregoing or any other provision of this Certificate of Designation or the other Transaction Documents, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Shares above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (c) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein). Notwithstanding anything herein to the contrary, if after the one hundred and eighty (180) calendar day anniversary of the Initial Issuance Date, each Holder is not permitted to convert such Holder’s Preferred Shares in full for any reason (other than pursuant to restrictions set forth in Section 4(d) hereof), the Company shall use its reasonable best efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to effect such conversion into shares of Common Stock.

11.	Authorized Shares; Reservation. So long as any Preferred Shares remain outstanding, the Company shall at all times reserve at least 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all the Preferred Shares then outstanding.

12.	Rights of Holders of Preferred Shares.

a.	Voting Rights. The holders of the Preferred Shares shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of Capital Stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in this Section 12 and Section 16 or as otherwise required by the NRS. To the extent that under the NRS the vote of the holders of the Preferred Shares, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Requisite Holders of the Preferred Shares, voting together in the aggregate and not in separate series unless required under the NRS, represented at a duly held meeting at which a quorum is presented or by written consent of the Requisite Holders (except as otherwise may be required under the NRS), voting together in the aggregate and not in separate series unless required under the NRS, shall constitute the approval of such action by both the class or the series, as applicable. Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s bylaws (the “Bylaws”) and the NRS.

b.	Board Observer. For so long as any shares of Series B Convertible Preferred Stock are held by Beach Point or Energy Impact Partners, each of them shall be entitled to designate one individual as a non-voting observer (an “Observer”) who may participate in discussions at meetings of the Board (or meetings of any committee of the Board) and consult with, and make proposals and furnish advice to, the Board without voting; provided, that, such Observer may be required to leave, or not be allowed to attend, any meetings or portion thereof, and any information or reports may be withheld (or parts thereof redacted), if the members of the applicable Board, by majority vote, reasonably believe (i) a conflict of interest or waiver of a privilege arises or may arise in connection with the issues being discussed at such meetings or contained in such reports, (ii) the failure to withhold such information or exclude such Observer would reasonably be expected to cause the Board to breach its fiduciary duties, or (iii) that withholding such information or such exclusion is reasonably necessary to protect trade secrets. Subject to the foregoing, the Observer shall receive a copy of all notices, minutes, consents and other materials that are provided to the Board at the same time and in the same manner as provided to the members of the Board, and shall have the right to obtain, upon request, such other information relating to the Company and its Subsidiaries as reasonably requested by such Observer. Notwithstanding the foregoing, for so long as Beach Point or Energy Impact Partners has an Observer appointed pursuant to the terms of the Term Loan, then such party shall not have a right to also appoint an Observer pursuant to this Section 12(b).

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c.	Information Rights.

i.	For so long as any shares of Series B Convertible Preferred Stock are held by Beach Point or Energy Impact Partners, each Holder shall be entitled to receive, and the Company shall furnish to each Holder, each of the Reports and Notices that the Company is required to furnish to each Lender pursuant to Section 4 of the Term Loan on the same terms and conditions as provided in Section 4 of the Term Loan in effect as of the date hereof (collectively, the “Term Loan Reports and Notices”). For the avoidance of doubt, each Holder shall remain entitled to receive, and the Company shall remain obligated to furnish to each Holder, the Term Loan Reports and Notices following the Termination Date (as defined in the Term Loan).

ii.	Notice of Preferred Default, Event of Default or Material Adverse Effect. Promptly upon any Senior Officer of the Company or any of its Subsidiaries obtaining actual knowledge of (A) any condition or event that constitutes a Preferred Default or that written notice thereof has been given to the Company or any of its Subsidiaries with respect thereto, (B) any condition or event that constitutes an Event of Default (as defined in the Term Loan) or that written notice thereof has been given to the Company or any of its Subsidiaries with respect thereto, or (C) the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, the Company shall deliver to each Preferred Holder a certificate of a Senior Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Preferred Default, Event of Default, Material Adverse Effect, event or condition, and what action the Company has taken, is taking, and proposes to take with respect thereto.

13.	Covenants. For so long as any shares of Series B Convertible Preferred Stock are held by Beach Point or Energy Impact Partners:

a.	Term Loan Agreement Covenants. Each of the covenants set forth in Section 3.9 (Taxes; Charges), Section 3.11 (Litigation), Section 3.12 (Intellectual Property), Section 3.15 (Insurance), Section 3.20 (Collateral/Maintenance of Property), Section 3.22 (Maintenance of Corporate Existence); Section 3.34 (Affiliate Transactions) and Section 5 of the Term Loan as in effect as of the date hereof under the Term Loan (collectively, the “Term Loan Covenants”) shall be incorporated by reference into this Section 13 as if they were set forth in full in this Section 13 and shall be binding on the Company pursuant to this Section 13 and, without the prior written consent of the Requisite Holders, the Company shall not take any of the actions set forth in Section 5 of the Term Loan. For the avoidance of doubt, following the Termination Date (as defined in the Term Loan), the Company shall remain subject to the Term Loan Covenants as set forth in this Section 13 for so long as any shares of Series B Convertible Preferred Stock are held by Beach Point or Energy Impact Partners; provided, that the Term Loan Covenants shall not include any of the covenants set forth in Section 5 of the Term Loan that are otherwise addressed in this Section 13 (including, but not limited to, the following Sections of the Term Loan: Section 5.1 (Indebtedness); Section 5.2 (Liens); Section 5.3 (Investments; Fundamental Changes); Section 5.4 (Asset Sales); Section 5.5 (Restricted Payments); Section 5.6 (Changes in Nature of Business)), and, for the avoidance of doubt, such covenants from the Term Loan shall not be incorporated by reference into this Section 13.

b.	Incurrence of Indebtedness. Without the prior written consent of the Requisite Holders, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any funded Indebtedness (other than Permitted Indebtedness).

c.	Existence of Liens. Without the prior written consent of the Requisite Holders, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

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d.	Restricted Payments and Investments. Without the prior written consent of the Requisite Holders, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than (i) Existing Term Loan Indebtedness, and (ii) pursuant to this Certificate of Designation) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness or make any Investment, as applicable.

e.	Restriction on Redemption and Dividends. Without the prior written consent of the Requisite Holders, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any dividend or distribution on any of its Capital Stock (other than as required or permitted by this Certificate of Designation).

f.	Change in Nature of Business. Without the prior written consent of the Requisite Holders, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Closing Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

g.	Restricted Issuances. Without the prior written consent of the Requisite Holders, the Company shall not, directly or indirectly, (i) issue any Preferred Shares (other than as contemplated by the Exchange Agreement and this Certificate of Designation), or (ii) issue any other securities that would cause a breach or default under this Certificate of Designation (including Section 2 hereof).

h.	PCAOB Registered Auditor. At all times any Preferred Shares remain outstanding, the Company shall have engaged an independent auditor to audit its financial statements that is registered with (and in compliance with the rules and regulations of) the Public Company Accounting Oversight Board.

i.	Restrictions on Asset Sales. Without the prior written consent of the Requisite Holders, the Company shall not, nor shall it permit any of its Subsidiaries to (i) sell, assign, transfer, convey, license, lease or otherwise dispose of any assets or properties of the Company or any of its Subsidiaries (including any intellectual property), except (A) in the ordinary course of business, (B) as required under existing Contracts, or (C) for the sale, abandonment or other disposition of obsolete or unused assets or properties, or (ii) enter into any agreement, or otherwise become obligated, to do any action prohibited by this Section 13(i).

j.	Restrictions on Acquisition Transactions. Without the prior written consent of the Requisite Holders, the Company shall not, nor shall it permit any of its Subsidiaries to (i) acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the equity interests or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) enter into any agreement, or otherwise become obligated, to do any action prohibited by this Section 13(j), or (iii) enter into, consummate, or agree to enter into or consummate, any Fundamental Transaction that results in a Change of Control.

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k.	Delisting of Common Stock. Without the prior written consent of the Requisite Holders, the Company shall not, nor shall it permit any of its Subsidiaries to, suspend from trading or delist the Common Stock on an Eligible Market for a period of five (5) consecutive Trading Days or the delist, remove or withdraw, as applicable, of registration of the Common Stock under the 1934 Act with respect to a going-private transaction.

l.	Commencing or Consenting to Bankruptcy or Reorganization Proceedings. Without the prior written consent of the Requisite Holders, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) be subject to any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors instituted by or against the Company or any Subsidiary; provided, that, if instituted against the Company or any Subsidiary by a third party, the Company or such Subsidiary shall take such actions to have such proceeding be dismissed within thirty (30) days of its initiation, (ii) commence a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, (iii) consent to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (iv) file a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, (v) consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, (vi) make an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, (vii) admit in writing of the Company or any of its Subsidiaries inability to pay its debts generally as they become due, or (vii) take any corporate action by in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law.

14.	Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any Parity Stock then outstanding, an amount per Preferred Share equal to the greater of (A) the Liquidation Preference of such Preferred Share on the date of such payment and (B) the As-Converted Value of such Preferred Share on the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective Certificate of Designation (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 14. All the preferential amounts to be paid to the Holders under this Section 14 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 14 applies.

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15.	Distribution of Assets. In addition to any adjustments pursuant to Section 7 and Section 8, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each Holder, as holders of Preferred Shares, will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that such Holder’s right to participate in any such Distribution would result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Distribution to such extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such time or times as its right thereto would not result in such Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times, if any, such Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

16.	Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Requisite Holders, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any Certificate of Designation or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Preferred Shares hereunder, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Series B Convertible Preferred Stock; (c) without limiting any provision of Section 2, create or authorize (by reclassification or otherwise) any new class or series of Senior Preferred Stock or Parity Stock; (d) purchase, repurchase or redeem any shares of Junior Stock (other than pursuant to the terms of the Company’s equity incentive plans and options and other equity awards granted under such plans (that have in good faith been approved by the Board)); (e) without limiting any provision of Section 2, pay dividends or make any other distribution on any shares of any Junior Stock; (f) issue any Preferred Shares other than as contemplated hereby or pursuant to the Exchange Agreement; or (g) without limiting any provision of Section 10, whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares hereunder.

17.	Transfer of Preferred Shares. A Holder may offer, sell, assign or transfer some or all of its Preferred Shares without the consent of the Company.

18.	Reissuance of Preferred Share Certificates and Book Entries.

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a.	Transfer. If any Preferred Shares are to be transferred, the applicable Holder shall surrender the applicable Preferred Share Certificate to the Company (or, if the Preferred Shares are held in Book-Entry form, a written instruction letter to the Company), whereupon the Company will forthwith issue and deliver upon the order of such Holder a new Preferred Share Certificate (in accordance with Section 18(d)) (or evidence of the transfer of such Book-Entry), registered as such Holder may request, representing the outstanding number of Preferred Shares being transferred by such Holder and, if less than the entire outstanding number of Preferred Shares is being transferred, a new Preferred Share Certificate (in accordance with Section 18(d)) to such Holder representing the outstanding number of Preferred Shares not being transferred (or evidence of such remaining Preferred Shares in a Book-Entry for such Holder). Such Holder and any assignee, by acceptance of the Preferred Share Certificate or evidence of Book-Entry issuance, as applicable, acknowledge and agree that, by reason of the provisions of Section 4(c)(i) following conversion or redemption of any of the Preferred Shares, the outstanding number of Preferred Shares represented by the Preferred Share Certificates or Book-Entry may be less than the number of Preferred Shares stated on the face of the Preferred Share Certificates or Book-Entry.

b.	Lost, Stolen or Mutilated Preferred Share Certificate. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a Preferred Share Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of such Preferred Share Certificate, the Company shall execute and deliver to such Holder a new Preferred Share Certificate (in accordance with Section 18(d)) representing the applicable outstanding number of Preferred Shares.

c.	Preferred Share Certificate and Book-Entries Exchangeable for Different Denominations and Forms. Each Preferred Share Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Company, for a new Preferred Share Certificate or Preferred Share Certificate(s) or new Book-Entry (in accordance with Section 18(d)) representing, in the aggregate, the outstanding number of the Preferred Shares in the original Preferred Share Certificate, and each such new Preferred Share Certificate and/or new Book-Entry, as applicable, will represent such portion of such outstanding number of Preferred Shares from the original Preferred Share Certificate as is designated in writing by such Holder at the time of such surrender. Each Book-Entry may be exchanged into one or more new Preferred Share Certificates or split by the applicable Holder by delivery of a written notice to the Company into two or more new Book-Entries (in accordance with Section 18(d)) representing, in the aggregate, the outstanding number of the Preferred Shares in the original Book-Entry, and each such new Book-Entry and/or new Preferred Share Certificate, as applicable, will represent such portion of such outstanding number of Preferred Shares from the original Book-Entry as is designated in writing by such Holder at the time of such surrender.

d.	Issuance of New Preferred Share Certificate or Book-Entry. Whenever the Company is required to issue a new Preferred Share Certificate or a new Book-Entry pursuant to the terms of this Certificate of Designation, such new Preferred Share Certificate or new Book-Entry (i) shall represent, as indicated on the face of such Preferred Share Certificate or in such Book-Entry, as applicable, the number of Preferred Shares remaining outstanding (or in the case of a new Preferred Share Certificate or new Book- Entry being issued pursuant to Section 18(a) or Section 18(c), the number of Preferred Shares designated by such Holder) which, when added to the number of Preferred Shares represented by the other new Preferred Share Certificates or other new Book-Entry, as applicable, issued in connection with such issuance, does not exceed the number of Preferred Shares remaining outstanding under the original Preferred Share Certificate or original Book-Entry, as applicable, immediately prior to such issuance of new Preferred Share Certificate or new Book-Entry, as applicable, and (ii) shall have an issuance date, as indicated on the face of such new Preferred Share Certificate or in such new Book-Entry, as applicable, which is the same as the issuance date of the original Preferred Share Certificate or in such original Book-Entry, as applicable.

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19.	Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designation. No failure on the part of a Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by such Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of a Holder at law or equity or under this Certificate of Designation or any of the documents shall not be deemed to be an election of such Holder’s rights or remedies under such documents or at law or equity. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). No failure on the part of a Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by such Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of any Holder at law or equity or under Preferred Shares or any of the documents shall not be deemed to be an election of such Holder’s rights or remedies under such documents or at law or equity. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security, in each case, at all times subject to restrictions set forth in the NRS and Certificate of Incorporation. The Company shall provide all information and documentation to a Holder that is reasonably requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designation.

20.	Payment of Collection, Enforcement and Other Costs. If (a) any Preferred Shares are placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under this Certificate of Designation with respect to the Preferred Shares or to enforce the provisions of this Certificate of Designation or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Certificate of Designation, then the Company shall pay the costs reasonably incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

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21.	Construction; Headings. This Certificate of Designation shall be deemed to be jointly drafted by the Company and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designation are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designation. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation”. The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designation instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designation. Terms used in this Certificate of Designation and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Initial Issuance Date in such other Transaction Documents unless otherwise consented to in writing by the Requisite Holders.

22.	Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section 22 shall permit any waiver of any provision of Section 4(d).

23.	Dispute Resolution.

a.	Submission to Dispute Resolution.

i.	In the case of a dispute relating to a Conversion Price, a VWAP or a fair market value or the arithmetic calculation of a Conversion Rate, or the applicable redemption price (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the applicable Holder (as the case may be) shall submit written notice of the dispute to the other party via electronic mail (A) if by the Company, within two (2) Business Days after the Company becoming aware of an occurrence of the circumstances giving rise to such dispute or (B) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to promptly resolve such dispute relating to such Conversion Price, such VWAP or such fair market value, or the arithmetic calculation of such Conversion Rate or such applicable redemption price (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or such Holder (as the case may be) of such dispute to the Company or such Holder (as the case may be), then such Holder may, with the consent of the Company (not to be unreasonably withheld, conditioned or delayed), select an independent, reputable investment bank to resolve such dispute.

ii.	Such Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 23 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either such Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and such Holder or otherwise requested by such investment bank, neither the Company nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

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iii.	The Company and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and such Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The dispute shall be governed by the laws of the state of Nevada, and hearings held by the arbitrator, if any, shall take place in Reno, Nevada or such other location as mutually agreed between the parties. The fees and expenses of such investment bank shall be borne by the party in whose favor the investment bank decides such dispute or, in the event that the investment bank determines that the applicable calculation is in between the amounts submitted by the Company and such Holder, then half of such fees and expenses shall be borne by the Company and half of such fees and expenses shall be borne by the Holder, and such investment bank’s resolution of such dispute shall be final and binding upon all parties, subject to NRS 38.241 and NRS 38.242.

b.	Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 23 constitutes an agreement to arbitrate between the Company and each Holder (and constitutes an arbitration agreement) under the rules then in effect under the Nevada Uniform Arbitration Act of 2000, (ii) the terms of this Certificate of Designation and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Certificate of Designation and any other applicable Transaction Documents, (iii) the applicable Holder (and only such Holder with respect to disputes solely relating to such Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 23 to any state or federal court sitting in Reno, Nevada, in lieu of utilizing the procedures set forth in this Section 23 and (iv) nothing in this Section 23 shall limit such Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 23). The parties hereunder expressly consent to the terms of arbitration set forth herein.

24.	Notices; Currency; Payments.

a.	Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Certificate of Designation must be in writing and will be deemed to have been delivered on the earliest of: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The mailing address and e-mail address for any such communications to the Company shall be: Dragonfly Energy Holdings Corp., 12915 Old Virginia Road, Reno, Nevada 89521, Attention: Denis Phares, Ph.D., CEO and President, e-mail address: denis@dragonfly.com, or such other mailing address and/or e-mail address as the Company has specified by written notice given to each of the Holders in accordance with this Section 24(a) not later than five (5) days prior to the effectiveness of such change. The mailing address and email address for any such communications to any Holder shall be as set forth on such Holder’s respective signature page to the Exchange Agreement, or such other mailing address and/or e-mail address as such Holder has specified by written notice given to the Company in accordance with this Section 24(a) not later than five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s e-mail containing the time, date and recipient’s e-mail or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by e-mail or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

b.	The Company shall provide each Holder with prompt written notice of all actions taken pursuant to this Certificate of Designation, including in reasonable detail a description of such action. Without limiting the generality of the foregoing, the Company shall give written notice to each Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, or (B) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

c.	Currency. All dollar amounts referred to in this Certificate of Designation are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Certificate of Designation shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Certificate of Designation, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

d.	Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Certificate of Designation, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds pursuant to wire transfer instructions that Holder shall provide to the Company in writing from time to time. Whenever any amount expressed to be due by the terms of this Certificate of Designation is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

25.	Waiver of Notice. To the extent permitted by law, the Company hereby irrevocably waives demand, presentment, protest and all other demands in connection with the delivery, acceptance, performance, default or enforcement of this Certificate of Designation and the Exchange Agreement. For the avoidance of doubt, without limitation, the foregoing shall not waive a party’s rights to notice of arbitration.

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26.	Governing Law. This Certificate of Designation shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Notwithstanding anything to the contrary herein, this Certificate of Designation is meant at all times to be compliant with the non-waivable limitations and restrictions applicable to the Company set forth in the Nevada Revised Statutes, including but not limited to shareholders’ rights with respect to Nevada’s Control Shares Act, and is not intended to take any action which would have required the approval of shareholders of common stock in the Company prior to adoption and filing of the Certificate of Designation. Except as otherwise required by Section 23 above, the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Reno, County of Washoe, State of Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed to limit, any provision of Section 23 above. THE COMPANY AND EACH HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATION OR ANY TRANSACTION CONTEMPLATED HEREBY.

27.	Judgment Currency.

a.	If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 27 referred to as the “Judgment Currency”) an amount due in U.S. Dollars under this Certificate of Designation, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

i.	the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

ii.	the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 27(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

b.	If in the case of any proceeding in the court of any jurisdiction referred to in Section 27(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

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c.	Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Certificate of Designation.

28.	[Reserved.]

29.	Severability. If any provision of this Certificate of Designation is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designation so long as this Certificate of Designation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

30.	Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the applicable Holder and thus refunded to the Company.

31.	Stockholder Matters; Amendment.

a.	Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the NRS, the Certificate of Incorporation, this Certificate of Designation or otherwise with respect to the issuance of Preferred Shares may be effected at a duly called meeting of the Company’s stockholders or, with respect to preferred stockholder approval only, by written consent of the Company’s preferred stockholders, all in accordance with the applicable rules and regulations of the NRS. This provision is intended to comply with the applicable sections of the NRS permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

b.	Amendment. Except for Section 4(d) and this Section 31(b), which may not be amended, modified or waived hereunder, this Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or, with respect to preferred stockholder approval only, by written consent without a meeting in accordance with the NRS, of the Requisite Holders, voting separately as a single class, and with such other preferred or common stockholder approval, if any, as may then be required pursuant to the NRS, Bylaws, and/or the Certificate of Incorporation; provided, however, and notwithstanding anything this Certificate of Designation or the Transaction Documents to the contrary, no provision of the Preferred Shares or this Certificate of Designation shall be amended, modified or waived, and no consent, approval, objection, determination or selection shall be made by the Requisite Holders thereunder or hereunder, in each case, to the extent any such amendment, modification, waiver, consent, approval, objection, determination or selection would disproportionately and materially adversely affect any rights of any Holder of the Preferred Shares (for the avoidance of doubt, excluding the payment by the Company or any of its Subsidiaries of any legal fees and/or expenses of any Holder in connection therewith), unless any such Holder shall have previously consented in writing to such amendment, modification, waiver, consent, approval, objection, determination or selection. Except (a) to the extent otherwise expressly provided in this Certificate of Designation or the Certificate of Incorporation with respect to voting or approval rights of a particular class or series of Capital Stock or (b) to the extent otherwise provided pursuant to the NRS, the holders of each outstanding class or series of shares of the Company shall not be entitled to vote as a separate voting group on any amendment to the terms of this Certificate of Designation with respect to which such class or series would otherwise be entitled under the NRS to vote as a separate voting group.

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32.	Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

a.	“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

b.	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

c.	“Action” means any litigation, action, claim (including crossclaim or counterclaim), complaint, audit, disclosed investigation, petition, suit, charge, hearing, inquiry, arbitration, review, application, mediation or other formal proceeding, whether civil or criminal, at law or in equity by or before, or otherwise involving, any arbitral body of competent jurisdiction or any Governmental Authority.

d.	“Affiliate” or “Affiliated” means, with respect to any Person, any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the 1933 Act.

e.	“Approved Stock Plan” means any employee benefit plan or agreement which has been approved by the Board prior to or subsequent to the Closing Date pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer, consultant or director for services provided to the Company in their capacity as such.

f.	“As-Converted Value” has the meaning has the meaning set forth in Section 4(b)(iv).

g.	“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Initial Issuance Date, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals; (ii) any direct or indirect Affiliates of such Holder or any of the foregoing; (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing; and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

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h.	“Beach Point” means BP Holdings XVII LP, or any other of its Affiliates that may, from time to time, be a Holder.

i.	“Bloomberg” means Bloomberg, L.P.

j.	“Book-Entry” means each entry on the Register evidencing one or more Preferred Shares held by a Holder in lieu of a Preferred Share Certificate issuable hereunder.

k.	“Borrower Subsidiary” means Dragonfly Energy Corp., a Subsidiary of the Company and the “Borrower” under the Term Loan.

l.	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

m.	“Capital Stock” means (i) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person, and (ii) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

n.	“Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

o.	“Closing Date” shall have the meaning set forth in the Exchange Agreement, which date is the date the Company initially issued the Preferred Shares pursuant to the terms of the Exchange Agreement.

p.	“Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any Capital Stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

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q.	“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

r.	“Contracts” means any written or oral legally binding contracts, agreements, subcontracts, leases, subleases, licenses, sublicenses, arrangements, commitments or understandings.

s.	“Conversion Price” has the meaning has the meaning set forth in Section 4(b)(iii).

t.	“Conversion Rate” has the meaning has the meaning set forth in Section 4(b)(i).

u.	“Convertible Securities” means any stock or other security (other than Options) of the Company that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

v.	“Credit Parties” has the meaning set forth in the Exchange Agreement.

w.	“Dividend Rate” means, as of any date of determination, ten percent (10%) per annum; provided, that, subject to the restrictions set forth in NRS 78, including but not limited to NRS 78.288, the Dividend Rate shall increase automatically by (i) 5.00% per annum effective immediately upon the occurrence of, and during the continuance of, a Preferred Default or a Non-Payment Event, and (ii) 5.00% per annum effective immediately upon the 120th calendar day following a Redemption Demand (such date, the “Approval Deadline”) if any Board or stockholder approval required to be obtained under the NRS, the Company’s Certificate of Incorporation, or otherwise, to approve such Forced Transaction shall not have been obtained on or prior to such Approval Deadline (the “Required Director and Stockholder Approval”); provided further, that, subject to the restrictions set forth in NRS 78, including but not limited to NRS 78.288, the Dividend Rate shall increase automatically by an additional 5.00% per annum on the 30th calendar day following the Approval Deadline if the Required Director and Stockholder Approval has not been obtained.

x.	“Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market.

y.	“Energy Impact Partners” means, collectively (i) Energy Impact Partners Credit Fund I, LP, and (ii) Energy Impact Partners Credit Fund II, or any other of its or their respective Affiliates that may, from time to time, be a Holder.

z.	“Exchange Agreement” means that certain Exchange Agreement by and among the Company and each Holder, dated as of the Closing Date, as may be amended from time to time in accordance with the terms thereof.

aa.	“Existing Term Loan Indebtedness” has the meaning set forth in this Section 32 in the definition of “Permitted Indebtedness”.

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bb.	“Excluded Securities” means (i) shares of Common Stock or standard options to purchase Common Stock or other equity awards issued to directors, officers, employees or consultants of the Company for services rendered to the Company in their capacity as such pursuant to an Approved Stock Plan (as defined above) or otherwise, , (ii) shares of Common Stock issued upon the conversion or exercise, as applicable, of Convertible Securities or Options, (iii) the Preferred Shares, the shares of Common Stock issuable upon conversion of the Preferred Shares, or the Preferred Shares otherwise issuable pursuant to the terms of this Certificate of Designation; provided, that the terms of this Certificate of Designation are not amended, modified or changed on or after the Closing Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Closing Date), (iv) any securities or warrants issued to the Term Loan Lenders in connection with the Term Loan, (v) securities issued pursuant to customer, vendor, supplier, landlord or equipment lessor arrangements, (vi) securities issued in connection with any research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships, in each case as approved in advance, in writing, by the Requisite Holders; (vii) securities issued pursuant to any joint venture arrangement, strategic arrangements, real property lease, financing transaction or other similar transaction in which equity financing is not the purpose of the transaction, in each case as approved in advance, in writing, by the Requisite Holders, (viii) securities issued pursuant to, or in connection with, mergers, acquisitions, strategic transactions, and technology or asset acquisitions, in each case (A) as approved by the, in each case as approved in advance, in writing, by the Requisite Holders, and (B) that, in the aggregate, do not raise cash proceeds in excess of $250,000.

cc.	“Fundamental Transaction” means (i) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (C) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (I) 50% of the outstanding shares of Common Stock, (II) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding, or (III) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (I) at least 50% of the outstanding shares of Common Stock, (II) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding, or (III) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (E) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (A) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (B) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designation calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (C) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company, or (iii) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

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dd.	“GAAP” means United States generally accepted accounting principles, consistently applied.

ee.	“Going Private Transaction” means any Change of Control (i) pursuant to which, the Company (and the Successor Entity, if applicable) ceases to have any securities registered under the 1934 Act, or (ii) that results in the purchase and/or cancellation of all of the Common Stock of the Company solely for cash (and not in whole, or in part, for any other securities of any Person).

ff.	“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

gg.	“Governmental Authority” means any federal, foreign, state, county, municipal, provincial, or local governmental authority, court, judicial body, arbitration tribunal, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative, or other agency, or any political or other subdivision, department, commission, board, bureau, branch, division, ministry, or instrumentality of any of the foregoing.

hh.	“Holder” means, as of the relevant date, any Person that is the holder of record of at least one share of Series B Convertible Preferred Stock, as of such date.

ii.	“Indebtedness” means of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with United States generally accepted accounting principles consistently applied for the periods covered thereby (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with United States generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

jj.	“Intellectual Property Rights” means, with respect to the Company and its Subsidiaries, all of their rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor.

kk.	“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets.

ll.	“Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

mm.	“Liquidation Preference” has the meaning has the meaning set forth in Section 4(b)(ii).

nn.	“Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, if any, individually or taken as a whole, or on the transactions contemplated hereby or on the other Transaction Documents (as defined below), or by the agreements and instruments to be entered into in connection therewith or on the authority or ability of the Company to perform its obligations under the Transaction Documents.

oo.	“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

pp.	“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

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qq.	“Permitted Indebtedness” means (i) Indebtedness secured by Permitted Liens or unsecured but as described in clauses (iv) and (v) of the definition of Permitted Liens, (ii) up to the outstanding principal amount of Indebtedness issued pursuant to the Company’s senior secured term loan facility, dated as of October 7, 2022 (as amended, the “Term Loan”), with Alter Domus (US) LLC, as agent, and each of Energy Impact Partners Credit Fund I, LP, Energy Impact Partners Credit Fund II, LP and BP Holdings XVII (collectively with any other lenders from time to time party thereto, the “Term Loan Lenders”), as of immediately following the consummation of the Exchange Agreement, plus all interest accruing thereon (including interest payable in kind and capitalized to principal) (the “Existing Term Loan Indebtedness”), and (iii) the Series B Convertible Preferred Stock outstanding as of the date hereof.

rr.	“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed $500,000, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and Liens arising from judgments, decrees or attachments, and (vii) Liens securing the Existing Term Loan Indebtedness.

ss.	“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

tt.	“Preferred Default” means (i) the Company’s failure to observe, breach of or default under any provision of this Certificate of Designation (including, without limitation, Section 13 hereof) or any other Transaction Document (including, without limitation, the Exchange Agreement) and such failure, breach or default shall not have been remedied or waived within ten (10) days after the earlier of (A) the Company becoming aware of such failure, breach, of default, or (B) receipt by the Company of notice from any Holder of such failure, breach or default, or (ii) the occurrence of any Event of Default (as defined in the Term Loan).

uu.	“Principal Market” means, as of any time of determination, the principal trading market, if any, in which the shares of Common Stock then trade.

vv.	“Requisite Holders” means the Holders of a majority of the outstanding shares of Series B Convertible Preferred Stock as of such time; provided, that at any time when there are two (2) or more non-Affiliated Holders of Series B Convertible Preferred Stock, Requisite Holders shall include at least two (2) non-Affiliated Holders.

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ww.	“SEC” means the United States Securities and Exchange Commission or the successor thereto.

xx.	“Senior Officer” means, with respect to any Person other than a natural person, the President, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of such Person.

yy.	“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

zz.	“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Capital Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or manager or may exercise the powers of a general partner or manager.

aaa.	“Successor Entity” means the Person (or, if so elected by the Requisite Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Requisite Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

bbb.	“Trading Day” means, as applicable, (i) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the applicable Holder, or (ii) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

ccc.	“Transfer Agent” has the meaning set forth in the Exchange Agreement.

ddd.	“Term Loan” has the meaning set forth in this Section 32 in the definition of “Permitted Indebtedness”.

eee.	“Term Loan Lenders” has the meaning set forth in this Section 32 in the definition of “Permitted Indebtedness”.

fff.	“Transaction Documents” means the Exchange Agreement, this Certificate of Designation and each of the other agreements and instruments entered into or delivered by the Company or any of the Holders in connection with the transactions contemplated by the Exchange Agreement, all as may be amended from time to time in accordance with the terms thereof.

ggg.	“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Requisite Holders. If the Company and the Requisite Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 23. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Dragonfly Energy Holdings Corp. to be signed by its President and Chief Executive Officer on this 4th day of November, 2025.

DRAGONFLY ENERGY HOLDINGS CORP.

By:	/s/ Denis Phares
Name:	Denis Phares
Title:	President and Chief Executive Officer

EXHIBIT I

DRAGONFLY ENERGY HOLDINGS CORP.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Certificate of Incorporation of Dragonfly Energy Holdings Corp., a Nevada corporation (the “Company”), establishing the terms, preferences and rights of the Series B Convertible Preferred Stock, $0.0001 par value (the “Preferred Shares”) of the Company (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of Preferred Shares indicated below into shares of common stock, $0.0001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Aggregate number of Preferred Shares to be converted:

Aggregate Liquidation Preference of such Preferred Shares to be converted:

Aggregate accrued and unpaid Dividends with respect to such Preferred Shares to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information: Conversion Price:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________, ____, _____

______________________________

Name of Registered Holder

By: ___________________________

Name:

Title:

Tax ID:

E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice, (a) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the applicable Holder either (i) pursuant to Rule 144 or Section 4(a)(1) of the 1933 Act (subject to such Holder’s execution and delivery to the Company of a customary 144 or Section 4(a)(1) representation letter) or (ii) an effective and available registration statement and (b) hereby directs ________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated____________, 20____ from the Company and acknowledged and agreed to by_______________________.

DRAGONFLY ENERGY HOLDINGS CORP.

By:
Name:
Title: